Exhibit 10.17
METRETEK TECHNOLOGIES, INC.
Summary Sheet of Compensation of Non-Employee Directors
(Effective January 1, 2007)

Cash Retainer:	$3,000 per month

Meeting Fees:	$1,500 per meeting of a Committee of the Board, provided (i) no meeting fees are payable if a Board meeting is held on the same day, and (ii) only one meeting fee is payable per day, regardless of how many meetings are held that day

Stock Options upon Initial Election or Appointment:	5,000 shares of Common Stock

Annual Stock Options:	Granted annually on the date of the Annual Meeting of Stockholders Non-qualified stock options to purchase 7,500 shares of Common Stock

Vesting is one-third upon date of grant, one-third upon first anniversary of grant date and one-third upon second anniversary of grant date

The Exercise Price is equal to the fair market value of the Common Stock on the date of grant (based upon the last sale price of the Common Stock on such date as reported on the American Stock Exchange or on such other principal stock exchange or stock market on which the Common Stock is then listed or traded)

Term is 10 years, subject to earlier termination upon death, disability or termination of service (in which event the term continues for one year after termination for each year of services on the Board)